Exhibit 4.7

DESCRIPTION OF SECURITIES

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 3,000,000,000 shares of Class A Common Stock, $0.0001 par value, 20,000,000 shares of Class B Common Stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.

We sold units in our initial public offering, which consisted of one whole share of Class A Common Stock and one-ninth of one redeemable warrant, which we refer to as the “Distributable Redeemable Warrants,” and the contingent right to receive a distribution of additional Redeemable Warrants, which we refer to as the “Distributable Tontine Redeemable Warrants,” and collectively with the Distributable Redeemable Warrants, our “Redeemable Warrants.”

The Class A Common Stock and Distributable Redeemable Warrants comprising the units began separate trading on September 11, 2020. Thereafter, holders who previously owned units held the separate securities (without any action being required to be taken by the owners), and the units no longer existed or separately traded.

The contingent right to receive Distributable Tontine Redeemable Warrants remained attached to the shares of Class A Common Stock, are not be separately transferable, assignable or salable, and are not be evidenced by any form of certificate or instrument. Once our Distributable Tontine Redeemable Warrants are issued, such warrants will be fungible with our Distributable Redeemable Warrants. The Distributable Tontine Redeemable Warrants are expected to be eligible for trading on the day that they are distributed, and will be fully fungible with and trade under the same stock symbol as our Distributable Redeemable Warrants.

Common Stock

200,000,100 shares of our common stock are outstanding, consisting of:

•	200,000,000 shares of our Class A Common Stock; and

•	100 shares of Class B Common Stock held by our Sponsor.

Each share of Class B Common Stock carries a number of votes such that the 100 shares of Class B Common Stock had, in the aggregate, 20.0% of the voting power of our outstanding common stock immediately after our initial public offering, and our Class A Common Stock, with one vote per share, had 80.0% of the voting power of our outstanding common stock immediately after our initial public offering. Holders of the Class A Common Stock and holders of the Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the voting power of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our bylaws provide that any amendment thereto must be approved by a majority of the voting power of the shares of common stock generally entitled to vote for the election of directors. There is no cumulative voting with respect to the election of directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Our amended and restated certificate of incorporation authorizes the issuance of up to 3,000,000,000 shares of Class A Common Stock. If we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of Class A Common Stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our business combination.

In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of five business days prior to the consummation of our initial business combination including any interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then-outstanding shares of our Class A Common Stock issued in our initial public offering. The amount in the trust account is initially anticipated to be approximately $20.00 per share of Class A Common Stock issued in our initial public offering. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, directors, director nominees and officers have entered into a Letter Agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any shares of common stock held by them in connection with the completion of our business combination.

Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of the shares of Class A Common Stock issued in our initial public offering for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules.

If, however, stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the voting power of the outstanding shares of common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of our outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately negotiated transactions, if any, as well as the Forward Purchasers’ election to purchase Forward Purchase Units prior to our initial business combination, could result in the approval of our business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of the voting power of the shares of common stock voted, non-votes will have no effect on the approval of our business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our business combination. These quorum and voting thresholds, our ability to consummate the sale of the Forward Purchase Units prior to a stockholder vote, and the ability of the Forward Purchase Shares to participate in such vote, and the voting provision under the Letter Agreement, may make it more likely that we will consummate our initial business combination.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of common stock issued in our initial public offering, which we refer to as the Excess Shares, unless our board of directors determines, in its sole discretion, to waive or amend such limit with respect to a particular stockholder or “group.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination. Our stockholders’ inability to redeem the Excess Shares (except as otherwise permitted by our board of directors) will reduce their influence over our ability to complete our business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our business combination, our Sponsor, directors, director nominees and officers have agreed to vote their common stock in favor of our initial business combination. As a result, in addition to the 100 shares of Class B Common Stock, we would need only 75,000,001, or 37.5%, of the 200,000,000 shares of Class A Common Stock issued in our initial public offering to be voted in favor of a transaction in order to have our initial business combination approved, assuming (i) no Forward Purchase Shares have been issued, (ii) our Sponsor, directors and director nominees have not acquired any shares of Class A Common Stock and (iii) all outstanding shares are voted. Additionally, each public stockholder may elect to redeem its shares of Class A Common Stock irrespective of whether they vote for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our business combination within 24 months (or 30 months, as applicable) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter subject to lawfully available funds therefor, redeem the shares of our Class A Common Stock issued in our initial public offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including any interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding shares of our Class A Common Stock issued in our initial public offering, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The holders of our Class B Common Stock will not be issued any shares of Class A Common Stock in respect of their shares of Class B Common Stock if we fail to complete our initial business combination within 24 months (or 30 months, as applicable) from the closing of our initial public offering, and therefore will have no rights to liquidating distributions from the trust account in respect of such shares, although they will be entitled to liquidating distributions from the trust account with respect to any shares of Class A Common Stock issued in our initial public offering that they hold (whether acquired by such person or entity during or after our initial public offering) if we fail to complete our initial business combination within the prescribed timeframe.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to have all or a portion of their shares of the Class A Common Stock issued in our initial public offering redeemed for cash equal to their pro-rata share of the aggregate amount then on deposit in the trust account, upon the completion of our initial business combination.

Class B Common Stock

Our Class B Common Stock is identical to the Class A Common Stock, and holders of Class B Common Stock have the same stockholder rights as public stockholders, except that (i) each share of Class B Common Stock is entitled to that number of votes such that the 100 shares of Class B Common Stock hold, in the aggregate, 20.0% of the voting power of our outstanding and issued common stock, (ii) only the shares of Class B Common Stock are entitled to vote for the election or removal of directors prior to our initial business combination, (iii) the shares of Class B Common Stock are subject to certain transfer restrictions, as described in more detail below, and (iv) each share of Class B Common Stock will automatically convert into one share of our Class A Common Stock at the time of our initial business combination and may not convert earlier.

Upon the issuance of any Forward Purchase Units, the Class B Common Stock will have, in the aggregate, less than 20.0% of the voting power of the then-issued and outstanding shares of our common stock immediately following our intial public offering.

In the event of any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares, there shall be a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock, unless any such corresponding subdivision, combination or similar reclassification or recapitalization is waived by the written consent or agreement of holders of a majority of the then-outstanding shares of Class B Common Stock.

Our Sponsor, directors, director nominees and officers have entered into a Letter Agreement with us, pursuant to which they have agreed to (A) waive their redemption rights with respect to any shares of common stock held by them in connection with the completion of our initial business combination and (B) waive their redemption rights with respect to any shares of common stock held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (x) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (y) to modify the substance or timing of our obligation to redeem 100% of the shares of Class A Common Stock if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or 30 months from the closing of our initial public offering if we have executed a letter of intent, agreement in principle or definitive agreement for our initial business combination within 24 months from the closing of our initial public offering but have not completed our initial business combination within such 24-month period), or (z) with respect to any other provision relating to stockholders’ rights on pre-initial business combination activity. Pursuant to the Letter Agreement, if we submit our business combination to our public stockholders for a vote, our Sponsor, directors, director nominees and officers have agreed to vote any shares of common stock held by them in favor of our initial business combination.

The holders of our Class B Common Stock will not be issued any shares of Class A Common Stock in respect of their shares of Class B Common Stock if we fail to complete our initial business combination within 24 months (or 30 months, as applicable) from the closing of our initial public offering, and therefore will have no rights to liquidating distributions from the trust account in respect of such shares, although they will be entitled to liquidating distributions from the trust account with respect to any shares of Class A Common Stock that they hold if we fail to complete our initial business combination within the prescribed timeframe.

The shares of Class B Common Stock are not transferable, assignable or salable, with certain limited exceptions, including transfers to the Affiliate Transferees, each of whom are subject to the same transfer restrictions. Our Sponsor, and its permitted transferees, will have certain registration rights with respect to the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock, pursuant to the Registration Rights Agreement.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors are able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Contingent Right

We refer to the right attached to each share of Class A Common Stock to receive a dividend of Distributable Tontine Redeemable Warrants as a contingent right. Whether any Distributable Tontine Redeemable Warrants are distributed in respect of a share of Class A Common Stock is contingent upon such share of Class A Common Stock not being redeemed in connection with our initial business combination, and the number of Distributable Tontine Redeemable Warrants to be distributed in respect of each unredeemed share of Class A Common Stock upon such distribution is contingent upon the aggregate number of shares of Class A Common Stock that are not redeemed. The contingent right to receive Distributable Tontine Redeemable Warrants will remain attached to our Class A Common Stock, will not be separately transferable, assignable or salable, and will not be evidenced by any form of certificate or instrument.

Redeemable Warrants

Our Redeemable Warrants include our Distributable Redeemable Warrants and our Distributable Tontine Redeemable Warrants. Each unit issued in our initial public offering included one-ninth of one Distributable Redeemable Warrant (an aggregate of 22,222,222 such warrants , and the contingent right to receive Distributable Tontine Redeemable Warrants.

Our amended and restated certificate of incorporation provides that an aggregate of 44,444,444 Distributable Tontine Redeemable Warrants will be distributed at the Tontine Distribution Time, on a pro-rata basis, only to the holders of record of the remaining shares of Class A Common Stock that are outstanding after we redeem the shares of Class A shares common stock that the holders thereof have elected to redeem in connection with our initial business combination. The Tontine Distribution Time will be immediately after the Initial Business Combination Redemption Time and immediately prior to the closing of our initial business combination.

The Redeemable Warrants and the Forward Purchase Warrants were issued pursuant to the warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent.

The Redeemable Warrants and the Forward Purchase Warrants have identical terms in all respects, except that the Forward Purchase Warrants will have no right to vote on amendments to the warrant agreement prior to our initial business combination (with limited exceptions), and (along with the shares of Class A Common Stock underlying the Forward Purchase Warrants) are subject to certain transfer restrictions and have certain registration rights as long as they are held by the Forward Purchasers or their permitted transferees.

Each whole redeemable warrant entitles the registered holder to purchase one whole share of our Class A Common Stock at a price of $23.00 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its Redeemable Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole redeemable warrant may be exercised at any given time by a warrant holder. No fractional warrants were issued upon the separation or the distribution of the Redeemable Warrants, no cash was paid in lieu of fractional warrants and only whole warrants trade. The Redeemable Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a redeemable warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Redeemable Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No redeemable warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Redeemable Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a redeemable warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any redeemable warrant. In the event that a registration statement is not effective for the exercised Redeemable Warrants, the purchaser of a unit containing such redeemable warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Redeemable Warrants. We will use our best efforts to cause the same to become effective within 60 business days after such closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the warrants expire or are redeemed, as specified in the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Redeemable Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Common Stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 per redeemable warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of our Class A Common Stock equals or exceeds $36.00. Once the warrants become exercisable, we may call the Redeemable Warrants (and the Forward Purchase Warrants) for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, provided that holders will be able to exercise their warrants prior to the time of redemption and, at our election, any such exercise may be required to be on a cashless basis as described below; and

•

if, and only if, the daily volume-weighted average price of the Class A Common Stock equals or exceeds $36.00 per share, subject to certain adjustments, for any 20 trading days within a 30-trading-day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless (i) a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period or (ii) if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we elect to require any holder wishing to exercise their warrants to do so on a cashless basis, each holder would pay the exercise price by surrendering the warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.3611 per redeemable warrant. The “fair market value” as used in this paragraph shall mean the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the registered holders of the warrants. In determining whether to require any such exercises to be made on a cashless basis in connection with this redemption provision, we will consider, among other factors, our cash position, the number of warrants that are outstanding, and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of such warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the redeemable warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Redeemable Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $36.00 redemption trigger price, subject to certain adjustments, as well as the $23.00 redeemable warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $20.00. In addition, once the warrants become exercisable, we may call the Redeemable Warrants (and the Forward Purchase Warrants) for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below; and

•

if, and only if, the daily volume-weighted average price of our Class A Common Stock equals or exceeds $20.00 per public share, subject to certain adjustments, for any 20 trading days within the 30-trading-day period ending three trading days before we send the notice of redemption to the warrant holders;.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our Class A Common Stock that a holder of Redeemable Warrants will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the registered holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the applicable fair market value in the notice of redemption.

Pursuant to the warrant agreement, references above to shares of our Class A Common Stock shall include a security other than shares of our Class A Common Stock into which the shares of our Class A Common Stock have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of our Class A Common Stock to be issued upon exercise of the Redeemable Warrants if we are not the surviving entity following our initial business combination.

Redemption Date (period to expiration of warrants)	Fair Market Value of our Class A Common Stock
	<$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00	$34.00	>$36.00
60	0.2375	0.2586	0.2778	0.2952	0.3111	0.3254	0.3385	0.3503	0.3611
57	0.2334	0.2552	0.2750	0.2930	0.3093	0.3242	0.3377	0.3500	0.3611
54	0.2291	0.2515	0.2719	0.2905	0.3075	0.3229	0.3369	0.3496	0.3611
51	0.2245	0.2475	0.2686	0.2879	0.3054	0.3214	0.3359	0.3491	0.3611
48	0.2195	0.2433	0.2651	0.2850	0.3032	0.3198	0.3349	0.3486	0.3611
45	0.2142	0.2386	0.2612	0.2819	0.3008	0.3181	0.3338	0.3481	0.3611
42	0.2083	0.2336	0.2569	0.2785	0.2982	0.3162	0.3326	0.3475	0.3611
39	0.2020	0.2280	0.2523	0.2747	0.2953	0.3141	0.3313	0.3469	0.3611
36	0.1950	0.2220	0.2472	0.2705	0.2920	0.3118	0.3298	0.3462	0.3611
33	0.1874	0.2153	0.2415	0.2659	0.2884	0.3092	0.3281	0.3454	0.3611
30	0.1791	0.2078	0.2351	0.2606	0.2844	0.3062	0.3263	0.3445	0.3611
27	0.1698	0.1995	0.2279	0.2547	0.2798	0.3029	0.3241	0.3435	0.3611
24	0.1594	0.1901	0.2198	0.2480	0.2745	0.2990	0.3217	0.3423	0.3611
21	0.1478	0.1795	0.2105	0.2402	0.2684	0.2946	0.3188	0.3409	0.3611
18	0.1347	0.1673	0.1997	0.2312	0.2612	0.2893	0.3154	0.3393	0.3611
15	0.1198	0.1531	0.1870	0.2204	0.2526	0.2830	0.3113	0.3374	0.3611
12	0.1026	0.1365	0.1719	0.2074	0.2421	0.2752	0.3063	0.3349	0.3611
9	0.0828	0.1167	0.1535	0.1914	0.2292	0.2656	0.3000	0.3319	0.3611
6	0.0592	0.0923	0.1305	0.1713	0.2129	0.2536	0.2922	0.3282	0.3611
3	0.0302	0.0601	0.0997	0.1453	0.1929	0.2397	0.2837	0.3242	0.3611
0	0.0000	0.0000	0.0417	0.1154	0.1786	0.2333	0.2813	0.3235	0.3611

The stock prices set forth in the column headings of the table above will be adjusted as of any date on which the number of shares issuable upon exercise of a redeemable warrant or the exercise price is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a redeemable warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a redeemable warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a redeemable warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a redeemable warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ —Anti-dilution Adjustments” and the denominator of which is $20.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Class A Common Stock to be issued for each redeemable warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average of the daily volume-weighted average trading prices of our Class A Common Stock as reported during the 10 consecutive trading days immediately following the date on which the notice of redemption is sent to the holders of the Redeemable Warrants is $22.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their Redeemable Warrants for 0.2552 shares of Class A Common Stock for each whole redeemable warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average of the daily volume-weighted average trading prices of our Class A Common Stock as reported during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Redeemable Warrants is $27.00 per share, and at such time there are 38 months until the expiration of the Redeemable Warrants, holders may choose to, in connection with this redemption feature, exercise their Redeemable Warrants for 0.2838 shares of Class A Common Stock for each whole redeemable warrant. In no event will the Redeemable Warrants be exercisable in connection with this redemption feature for more than 0.3611 shares of Class A Common Stock per redeemable warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Common Stock.

This redemption feature is structured to allow for all of the outstanding Redeemable Warrants (and Forward Purchase Warrants) to be redeemed when the shares of our Class A Common Stock are trading at or above $20.00 per share, which may be at a time when the trading price of the shares of Class A Common Stock is below the exercise price of the Redeemable Warrants. We have established this redemption feature to provide us with the flexibility to redeem such warrants without the Redeemable Warrants having to reach the $36.00 per share threshold set forth above under “ —Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $36.00.” Holders choosing to exercise their Redeemable Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Redeemable Warrants and Forward Purchase Warrants, and therefore have certainty as to our capital structure as such warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of such warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove such warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Redeemable Warrants when the shares of our Class A Common Stock are trading at a price starting at $20.00, which is below the exercise price of $23.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Redeemable Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of our Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Common Stock than they would have received if we had not called the warrants for redemption, in which case the warrant holders would have been able to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock were trading at a higher price.

No fractional shares of Class A Common Stock will be issued upon exercise of the Redeemable Warrants or Forward Purchase Warrants. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) historical fair market value means the average of the daily volume-weighted average trading prices of the Class A Common Stock during the 10 consecutive trading days ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Redeemable Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Redeemable Warrants are convertible), other than: (a) as described above; (b) certain ordinary cash dividends; (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination; (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (ii) to modify the substance or timing of our obligation to redeem 100% of the shares of Class A Common Stock if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or 30 months from the closing of our initial public offering if we have executed a letter of intent, agreement in principle or definitive agreement for our initial business combination within 24 months from the closing of our initial public offering but have not completed our initial business combination within such 24-month period) or (iii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; or (e) in connection with the redemption of our shares of Class A Common Stock upon our failure to complete our initial business combination within 24 months (or 30 months, as applicable) from the closing of our initial public offering, then the redeemable warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each redeemable warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Redeemable Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Redeemable Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A Common Stock, equity-linked securities or any other instrument that is convertible or exercisable into, or exchangeable for, Class A Common Stock for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $18.40 per share (with such issue price or effective issue price to be determined in good faith by our board of directors) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances, our initial public offering, the sale of the Forward Purchase Units and any interest thereon, net of redemptions) that are available for the funding of our initial business combination on the date of the consummation thereof (net of redemptions) and (z) the daily volume-weighted average trading price of our Class A Common Stock during the 20-trading-day period starting on the trading day prior to the date on which we consummate our initial business combination (such price, the “Market Value”) is below $18.40 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to 115% of the higher of the Market Value and the Newly Issued Price, and the $36.00 per share redemption trigger price described above under “—Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $36.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $20.00 per share redemption trigger price described above under “—Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $20.00” will be adjusted (to the nearest cent) to be equal to 100% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Redeemable Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Redeemable Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Redeemable Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by our stockholders as provided for in our amended and restated articles of incorporation or as a result of the redemption of Class A Common Stock by us if a proposed initial business combination is presented to our stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the redeemable warrant properly exercises the redeemable warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the redeemable warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Redeemable Warrants when an extraordinary transaction occurs during the exercise period of the Redeemable Warrants pursuant to which the holders of the Redeemable Warrants otherwise do not receive the full potential value of the warrants.

The Redeemable Warrants and Forward Purchase Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Redeemable Warrants and Forward Purchase Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding warrants entitled to vote thereon, voting as a single class, to make any change that adversely affects the interests of the registered holders of Redeemable Warrants or Forward Purchase Warrants. Prior to our initial business combination, the Forward Purchase Warrants will have no right to vote on amendments to the warrant agreement, except with respect to certain provisions of the warrant agreement relating solely to restrictions on the transfer of Forward Purchase Securities. Such provisions set forth the time period in which the Forward Purchase Securities may not be transferred and the exceptions thereto (subject to the Letter Agreement and Director Forward Purchase Agreement, as applicable), and set forth the conditions on which the Forward Purchase Securities constituting the Forward Purchase Units may be separately transferable.

The Redeemable Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Redeemable Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Redeemable Warrants or Forward Purchase Warrants. If, upon exercise of the Redeemable Warrants or Forward Purchase Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder.

Forward Purchase Units

We entered into a Forward Purchase Agreement with the Forward Purchasers, pursuant to which the Forward Purchasers have agreed to purchase an aggregate of $1,000,000,000 of Committed Forward Purchase Units, which will have a purchase price of $20.00 and consist of one share of Class A Common Stock and one-third of one warrant. The purchase of the 50,000,000 Committed Forward Purchase Units will take place in one or more private placements in such amounts and at such time or times as the Forward Purchasers determine, with the full amount to have been purchased no later than simultaneously with the closing of our initial business combination. The Forward Purchasers’ obligation to purchase the Committed Forward Purchase Units may not be transferred to any other parties.

The Forward Purchase Agreement also provides that the Forward Purchasers may elect to purchase up to an aggregate of $2,000,000,000 Additional Forward Purchase Units, which will also have a purchase price of $20.00 and consist of one share of Class A Common Stock and one-third of one warrant. Any purchases of the up to 100,000,000 Additional Forward Purchase Units will also take place in one or more private placements in such amounts and at such time or times as the Forward Purchasers determine, but no later than simultaneously with the closing of our initial business combination. We and the Forward Purchasers may determine, by mutual agreement, to increase the number of Additional Forward Purchase Units at any time prior to our initial business combination. The Forward Purchasers’ right to purchase the Additional Forward Purchase Units may be transferred, in whole or in part, to any affiliate transferee, but not to third parties.

The obligation of each Forward Purchaser to purchase the Committed Forward Purchase Units, as well as the right of each Forward Purchaser to purchase the Additional Forward Purchase Units, as of the date that any Forward Purchaser elects to purchase Forward Purchase Units, shall be determined by multiplying the amount of the Committed Forward Purchase Units and Additional Forward Purchase Units that have not yet been purchased by a fraction, (x) the numerator of which is the gross assets under management of such Forward Purchaser and (y) the denominator of which is the gross assets under management of the Forward Purchasers in the aggregate, in each case based upon the gross assets under management as of the last day of the month prior to such notice of election to purchase Forward Purchase Units, adjusted for future capital activity, including but not limited to anticipated redemptions, as deemed necessary.

We entered into a Director Forward Purchase Agreement with certain of our independent directors. The forward purchase directors have agreed to purchase, in one or more private placements in such amounts and at such time or times as each forward purchase director determines, but no later than simultaneously with the closing of our initial business combination, an aggregate of $6,000,000 of Forward Purchase Units. The forward purchase directors have agreed to purchase the following amounts of Forward Purchase Units: Mr. Ovitz, $5,000,000, and Ms. Reses, $1,000,000. The forward purchase directors may not transfer their obligation to purchase such Forward Purchase Units, other than to our Sponsor, other directors and Affiliate Transferees. Such Forward Purchase Securities are subject to certain transfer restrictions and have certain registration rights.

The proceeds of purchases of Forward Purchase Units will not be deposited in the trust account. The Forward Purchase Shares will have no right to receive our Distributable Tontine Redeemable Warrants, no redemption rights in connection with our initial business combination or in connection with certain amendments to our amended and restated certificate of incorporation.

The Forward Purchase Shares and Forward Purchase Warrants comprising the Forward Purchase Units shall not be separately transferable until 180 days after the completion of the initial business combination, except in the event that a Forward Purchase Warrant has been exercised prior to such date, in which case the shares of Class A Common Stock issued upon such exercise and the Forward Purchase Share included in the Forward Purchase Unit of which such Forward Purchase Warrant was a part may be transferred separately. The Forward Purchasers and forward purchase directors have agreed not to transfer, assign or sell any of the Forward Purchase Securities until the date that is 180 days after the date we complete our initial business combination, except to the Affiliate Transferees and other limited exceptions.

As long as the Forward Purchase Securities are held by the Forward Purchasers, forward purchase directors or their permitted transferees, the holders of the Forward Purchase Securities will have certain registration rights as provided in the Registration Rights Agreement. Prior to the initial business combination, the Forward Purchase Warrants will have no right to vote on any amendments to the warrant agreement, except with respect to certain provisions relating solely to the transfer of Forward Purchase Securities. In all other respects, the terms of the Forward Purchase Shares and Forward Purchase Warrants, respectively, are identical to the terms of the shares of Class A Common Stock and the Distributable Redeemable Warrants.

Forward Purchase Warrants

The Forward Purchase Warrants and Redeemable Warrants are issued pursuant to the same warrant agreement, and accordingly have identical terms in all respects, except that the Forward Purchase Warrants do not have the right to vote on amendments to the warrant agreement prior to our initial business combination (with limited exceptions), and are subject to certain transfer restrictions and have certain registration rights as long as they are held by the Forward Purchasers, forward purchase directors or their permitted transferees.

Forward Purchase Shares

The Forward Purchase Shares have terms identical to the shares of Class A Common Stock except that the Forward Purchase Shares have no right to receive the Distributable Tontine Redeemable Warrants, no redemption rights and no right to liquidating distributions from our trust account and, as long as the Forward Purchase Securities are held by the Forward Purchasers or their permitted transferees, they are subject to certain transfer restrictions and have certain registration rights.

Sponsor Warrants

The Sponsor Warrants will generally not be saleable, transferable, or exercisable until three years after the date of our initial business combination. The Sponsor Warrants will be exercisable, in whole or in part, for that number of shares constituting 5.95% of the common stock of the post-combination business outstanding, on a fully diluted basis, as of the time immediately following the initial business combination, at an exercise price equal to $24.00 per common share of the post-combination business. The term “fully diluted basis” means the number of shares deemed to be outstanding at such time and will include the gross number of shares issuable upon the exercise of the Redeemable Warrants, the Forward Purchase Warrants, the Sponsor Warrants, the Director Warrants and any other warrants or options of the company, as well as the gross number of shares underlying any other instrument, whether debt or otherwise, that is convertible or exercisable into or exchangeable for, or that tracks the performance of, shares of common stock (including any equity or equity-based award), in each case without regard to whether such warrant, option or instrument is then exercisable or convertible or “in-the-money” and without regard as to whether fewer shares of common stock may actually be issued as a result of any “cashless” or “net exercise” procedure. The Sponsor Warrants were issued pursuant to a Sponsor Warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent.

The Sponsor Warrants will not be redeemable by us (other than as may be required in connection with a merger where the holders receive consideration other than common stock) and will be exercisable, in whole or in part, on a cashless basis (in addition to being exercisable for cash) beginning three years after the consummation of our initial business combination. The Sponsor Warrants will have a term of 10 years from the consummation of our initial business combination. Any Sponsor Warrants that are not exercised as of the expiration date will be deemed exercised just prior to the time of expiration if the fair market value (as defined in the following paragraph) on the expiration date exceeds the exercise price. The Sponsor Warrants and the shares issuable upon exercise of the Sponsor Warrants are subject to certain transfer restrictions until the date that is three years after the consummation of our initial business combination. We have granted Sponsor, its permitted transferees and any holders of the Sponsor Warrants or the shares issuable upon exercise of the Sponsor Warrants certain registration rights, as provided in the Registration Rights Agreement, which will permit such securities to be sold on the public market when the lock-up period ends, three years after the date on which we consummate our initial business combination.

If a holder of the Sponsor Warrants elects to exercise such warrants on a cashless basis, in whole or in part, it will pay the aggregate exercise price by surrendering all or a part of such Sponsor Warrants and reducing the number of shares issuable upon such exercise by a number of shares whose fair market value equals that exercise price. The “fair market value” shall mean the average of the daily volume-weighted average prices of a share during the 10 consecutive trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

We do not plan to make future adjustments to the terms of the Sponsor Warrants. As provided in the Sponsor Warrant agreement, the exercise price of the Sponsor Warrants and the number of shares issuable pursuant to the Sponsor Warrants are subject to adjustment upon certain events, including: stock dividends or stock-splits; dividends or distributions; aggregations, consolidations or reverse stock-splits; the issuance of additional shares for capital-raising purposes in connection with the initial business combination at an issue price of less than $18.40; reorganizations, mergers, tender offers and exchange offers; rights offerings at a below-market price; tender offers or exchange offers by the company at a premium to market; and other events that require an adjustment to the terms of the Sponsor Warrants to avoid an adverse economic impact on the Sponsor Warrants and to effectuate the purpose of the Sponsor Warrants adjustment provisions contained in the Sponsor Warrant agreement. In the event of a spin-off, the Sponsor Warrants will be split in two (one for the company and one for the spun-off entity). If the company is a party to a merger or similar transaction after the initial business combination, the Sponsor Warrants will become exercisable for the consideration the holder would have received if it had exercised the Sponsor Warrants immediately before the closing of that transaction. If the company is a party to a merger or similar transaction where the holders of common stock receive consideration other than common stock of the surviving company, the holder of such Sponsor Warrants may require the company to repurchase all or a portion of such holder’s Sponsor Warrants for their then-current value, as determined by independent appraisers, using the Agreed Model under the ISDA definitions.

Director Warrants

Each of our directors, other than Mr. Ackman, were given the opportunity to purchase, in a private placement concurrently with our initial public offering, a Director Warrant in an amount of up to $812,500. Our directors purchased, in the aggregate, $2,837,500 of Director Warrants. Each Director Warrant is exercisable for a percentage of the common shares of the post-combination business (on a fully diluted basis) calculated as the purchase price of such Director Warrant divided by the purchase price of the Sponsor Warrants, multiplied by 5.95%, reflecting fair market value as determined with respect to the Sponsor Warrants. The exercise price per common share of the post-combination business is $24.00. The aggregate amount of Director Warrants that our directors have purchased is exercisable for approximately 0.26% of the common shares of the post-combination business (on a fully diluted basis). The Director Warrants were issued pursuant to a Director Warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent.

The Director Warrants are subject to certain transfer restrictions until the date that is three years after the consummation of our initial business combination. We have granted our directors and their permitted transferees and any holders of the Director Warrants or the shares issuable upon exercise of the Director Warrants certain registration rights, as provided in the Registration Rights Agreement, which permits such securities to be sold on the public market when the lock-up period ends, three years after the date on which we consummate our initial business combination. In all other respects, the Director Warrants have terms identical to those of the Sponsor Warrants.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our amended and restated certificate of incorporation provides that an aggregate of 44,444,444 Distributable Tontine Redeemable Warrants will be distributed, at the Tontine Distribution Time, on a pro-rata basis only to the holders of record of the remaining shares of Class A Common Stock that are outstanding after we redeem any shares of Class A Common Stock that the holders thereof have elected to redeem in connection with our initial business combination. Public stockholders who elect to redeem any shares of their Class A Common Stock will not receive any distribution of the Distributable Tontine Redeemable Warrants in respect of such redeemed shares of Class A Common Stock.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Certificate of Incorporation

Our second amended and restated certificate of incorporation contains certain requirements and restrictions that apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of the voting power of our outstanding common stock. Our Sponsor, as the owner of 100 shares of Class B Common Stock, holds 20.0% of the voting power of our issued and outstanding common stock, will participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

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if we are unable to complete our initial business combination within 24 months (or 30 months, as applicable) from the closing of our initial public offering, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the shares of Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including any interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding shares of our Class A Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

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prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) vote on any initial business combination (other than the Forward Purchase Securities) or (ii) receive funds from the trust account;

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although we do not intend to enter into a business combination with a target business that is affiliated with our Sponsor, our directors, or our officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such a business combination is fair to our company from a financial point of view;

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if a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem the shares of our Class A Common Stock pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

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so long as we maintain a listing for our securities on the NYSE, our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of our assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into our initial business combination; and

•

if our stockholders approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination, (ii) to modify the substance or timing of our obligation to redeem 100% of the shares of Class A Common Stock if we do not complete our initial business combination within 24 months from the closing of our initial public offering (or 30 months, as applicable), or (iii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, we will provide our public stockholders with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then-outstanding shares of our Class A Common Stock.

We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our second amended and restated certificate of incorporation provides that under no circumstances will we redeem the shares of our Class A Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the restrictions imposed under Section 203 of the DGCL, which provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding certain shares); or

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on or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under some circumstances, this provision will make it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period.

We will take all necessary corporate action to ensure that our Sponsor, its affiliates and their transferees will not be deemed to be “interested stockholders” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to this provision.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult, or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Provisions in our amended and restated certificate of incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A Common Stock and could entrench management.

Our amended and restated certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult, and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Exclusive Forum Provisions

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This exclusive provision forum will not apply to suits arising under the Exchange Act or any other claim for which federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders, and may not be effected by written consent of the stockholders, other than with respect to our Class B Common Stock.

Board of Directors

Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Prior to our initial business combination, the holders of our Class B Common Stock will have the exclusive right to vote on the election or removal of directors, and such provision of our amended and restated certificate of incorporation may only be changed with the approval of holders of a majority of at least 90% of the voting power of our outstanding common stock entitled to vote thereon.

Class B Common Stock Consent Right

For so long as any shares of Class B Common Stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.

Securities Eligible for Future Sale

We have 200,000,100 shares of common stock outstanding. Of these shares, the 200,000,000 shares issued in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. Our Class B Common Stock, the Sponsor Warrants, Director Warrants, Forward Purchase Securities and any shares issuable upon the conversion or exercise thereof are or will be restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and such securities are subject to transfer restrictions. These restricted securities will have certain registration rights pursuant to the Registration Rights Agreement.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months, but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A Common Stock then outstanding, which will equal 2,000,000 shares; or

•	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements, and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Sponsor will be able to sell its shares of Class B Common Stock (and shares of Class A Common Stock issued upon the conversion thereof), pursuant to Rule 144 without registration one year after we have completed our initial business combination.

Registration Rights

We entered into a Registration Rights Agreement with our Sponsor, the Forward Purchasers and our independent directors, pursuant to which we are required to use commercially reasonable efforts to file a registration statement within 120 days of our initial business combination, and use our best efforts to cause such registration statement to be declared effective as soon as practicable (but in no event later than 60 days) thereafter, providing for the resale, under Rule 415 of the Securities Act, of (i) the Sponsor Warrants, (ii) the Director Warrants, (iii) the shares of common stock issuable upon the exercise of the Sponsor Warrants or Director Warrants, (iv) the Forward Purchase Securities, (v) the shares of Class A Common Stock issuable upon conversion of our Class B Common Stock and (vi) any other shares or warrants of the company that the parties to the Registration Rights Agreement have purchased on the open market, subject to certain conditions as provided in the Registration Rights Agreement. The parties to the Registration Rights Agreement, and their permitted transferees, are entitled to make up to 10 demands that we register the foregoing securities, and have certain “piggyback rights” with respect to other registration statements filed by the company. We have granted our Sponsor, directors and their permitted transferees certain registration rights in respect of the Sponsor Warrants, Director Warrants and Director Forward Purchase Units (and any shares included in or issuable upon the exercise of such securities) certain registration rights as provided in the Registration Rights Agreement, which will permit such securities to be sold on the public market when the respective lock-up period for such securities ends.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file and, within 60 business days after such closing, have an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Redeemable Warrants, and to maintain a current prospectus relating to those shares of Class A Common Stock until the Redeemable Warrants expire or are redeemed.

The post-combination business will bear the expenses incurred in connection with the filing of any such registration statements.

Listing of Securities

Our Class A Common Stock and warrants are listed on the NYSE under the symbols “PSTH” and “PSTH.WS,” respectively.